Exhibit 99.1

Oppenheimer Holdings Inc. Reports First Quarter 2022 Earnings

New York, April 29, 2022 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $9.3 million or $0.75 basic earnings per share for the first quarter of 2022, a decrease of approximately 76.0%, compared with net income of $38.7 million or $3.07 basic earnings per share for the first quarter of 2021. Revenue for the first quarter of 2022 was $266.0 million, a decrease of 28.7%, compared to revenue of $373.3 million for the first quarter of 2021.
Albert G. Lowenthal, Chairman and CEO commented, "The results for the quarter reflect the significant downturn in equity capital market issuance, which had an out-sized impact on the Company during the period. Markets reflected the continuing impact of COVID on the economy, the changed interest rate environment and the impact on consumer confidence of the invasion of Ukraine by Russia early in the quarter. The emerging high inflationary environment, at the highest levels in 40 years, due to continued supply chain issues and higher inflation expectations are propelling consumer prices higher and draining energy from the equity markets. By quarter’s end, interest rates reached the highest levels since 2018. While the Company’s pipeline of potential future banking business remains strong, the closing of the window for IPO’s and secondary offerings, and the closing down of the SPAC market dramatically reduced capital market revenues for the first quarter of 2022 compared to the record number of offerings during the first quarter of 2021.

Wealth Management continued to deliver solid results driven by near record AUM and net investor flows. The continued steady performance of our Wealth Management business offset some of the impact of disappointing revenue, but, nevertheless, the Firm's reported results were significantly reduced from 2021. Concerns around inflation, higher oil prices, the Federal Reserve's announced intention of raising short-term rates and the commencement of the run-off of the FED’s balance sheet all weighed on equity markets during the period. These concerns drove up the yield on the 10-Year Treasury to 2.52% at period end. We remain confident in the resiliency of our platform and our ability to provide essential investment services to our clients."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	1Q-22	1Q-21
Revenue	$266,028	$373,282
Compensation Expense	$186,031	$255,601
Non-compensation Expense	$65,784	$65,554
Pre-Tax Income	$14,213	$52,127
Income Taxes	$4,435	$13,469
Net Income (1)	$9,292	$38,658
Earnings Per Share (Basic) (1)	$0.75	$3.07
Earnings Per Share (Diluted) (1)	$0.69	$2.91
Book Value Per Share	$66.45	$56.74
Tangible Book Value Per Share (2)	$52.58	$43.34
Private Client
Revenue	$150,847	$164,023
Pre-Tax Income	$24,146	$24,263
Assets Under Administration (billions)	$117.2	$111.4
Asset Management
Revenue	$27,117	$24,230
Pre-Tax Income	$9,474	$7,553
Assets Under Management (billions)	$42.7	$40.2
Capital Markets
Revenue	$85,051	$183,599
Pre-Tax Income	$1,166	$49,991

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Client assets under administration and under management were both at near record levels at March 31, 2022 and up from the same period in 2021
•Advisory fees increased from the same period last year due to near record high assets under management
•Book value and tangible book value per share reached record levels at March 31, 2022
•Reduced first quarter 2022 gross revenue, net income, and earnings per share reflected a significant decline in industry-wide activity, and lower net revenues in underwriting, trading and M&A fees
•Significantly reduced revenue and earnings in the Capital Markets segment for the first quarter of 2022 were driven by reduced capital markets activity
•The Company repurchased 377,313 shares of Class A non-voting common stock during the first quarter of 2022 under its previously announced buy-back plan or 3% of shares outstanding at year-end

Private Client
Private Client reported revenue for the current quarter of $150.8 million, 8.0% lower compared with a year ago due to lower commissions and decreases in the cash surrender value of Company-owned life insurance policies, partially offset by an increase in bank deposit sweep income from higher interest rates. Pre-tax income of $24.1 million in the current quarter resulted in a pre-tax profit margin of 16.0%. Financial advisor headcount at the end of the current quarter was 993 compared to 1,000 at the end of the first quarter of 2021. The productivity of our financial advisors increased, reflecting higher individual production levels.
Revenue:
•Retail commissions decreased 10.3% from a year ago due to a decrease in client activity compared to the significantly elevated levels of a year ago
•Advisory fees increased 10.3% due to higher assets under management
•Bank deposit sweep income increased $0.3 million or 8.6% from a year ago due to higher balances and higher short-term interest rates
•Interest revenue increased 25.8% from a year ago due to higher short-term interest rates and higher average margin balances
•Other revenue decreased primarily due to decreases in the cash surrender value of Company-owned life insurance policies during the current period compared to increases in the value of those policies in the prior period a year ago
Total Expenses:
•Compensation expenses decreased 10.4% from a year ago primarily due to decreased production, share-based and deferred compensation costs
•Non-compensation expenses decreased 5.4% from a year ago primarily due to a decrease in the allowance for credit losses partially offset by higher interest and travel expenses

('000s, except otherwise indicated)
	1Q-22	1Q-21

Revenue	$150,847	$164,023
Commissions	$51,677	$57,596
Advisory Fees	$88,527	$80,254
Bank Deposit Sweep Income	$4,354	$4,008
Interest	$8,147	$6,476
Other	$(1,858)	$15,689

Total Expenses	$126,701	$139,760
Compensation	$99,855	$111,395
Non-compensation	$26,846	$28,365

Pre-Tax Income	$24,146	$24,263

Compensation Ratio	66.2%	67.9%
Non-compensation Ratio	17.8%	17.3%
Pre-Tax Margin	16.0%	14.8%

Assets Under Administration (billions)	$117.2	$111.4
Cash Sweep Balances (billions)	$8.1	$7.4
Asset Management

Asset Management reported revenue for the current quarter of $27.1 million, 11.9% higher compared with a year ago. Pre-tax income was $9.5 million, an increase of 25.4% compared with the prior year period.

Revenue:
•Advisory fee revenue increased 11.9% due to higher assets under management during the first quarter of 2022 compared with the first quarter of 2021 and positive net asset flows
•The Firm changed its advisory fee billings from quarterly in advance to monthly in advance starting on April 1, 2021
Assets under Management (AUM):
▪AUM was near a record level of $42.7 billion at March 31, 2022, which is the basis for advisory fee billings for April 2022
▪The increase in AUM was comprised of higher asset values of $1.9 billion on existing client holdings and a net contribution of assets of $0.6 billion
Total Expenses:
•Compensation expenses were down 2.4% from a year ago which was primarily related to decreases in incentive compensation
•Non-compensation expenses were up 12.1% when compared to the prior year period due to a higher communication and technology expenses and portfolio manager expense

('000s, except otherwise indicated)
	1Q-22	1Q-21

Revenue	$27,117	$24,230
Advisory Fees	$27,113	$24,227
Other	$4	$3

Total Expenses	$17,643	$16,677
Compensation	$7,086	$7,259
Non-compensation	$10,557	$9,418

Pre-Tax Income	$9,474	$7,553

Compensation Ratio	26.1%	30.0%
Non-compensation Ratio	38.9%	38.9%
Pre-Tax Margin	34.9%	31.2%

AUM (billions)	$42.7	$40.2

Capital Markets

Capital Markets reported revenue for the current quarter of $85.1 million, 53.7% lower when compared with the prior year period. Pre-Tax income was $1.2 million, a decrease of 97.7% compared with the prior year period.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities decreased 39.0% compared with a year ago. The high advisory fees from the prior year period were driven by large completed M&A transactions in healthcare, technology, and consumer products
•Equity underwriting fees decreased 84.9% compared with a year ago due to a significant decrease in equity underwriting activity in the healthcare and technology sectors, particularly for companies utilizing the SPAC framework to access the public markets
•Fixed income underwriting fees were down 63.8% compared with a year ago primarily driven by a decrease in public finance issuances during the 2022 period
Sales and Trading
•Equities sales and trading revenue decreased 17.5% compared with a year ago due to a marked decline in volumes in the equities market compared to the elevated levels in the prior year period
•Fixed Income sales and trading revenues declined significantly by 30.4% compared with a year ago driven by lower trading volumes in the fixed income and municipal market

Total Expenses:
•Compensation expenses decreased 46.2% compared with a year ago primarily due to decreased incentive compensation
•Non-compensation expenses were 9.2% higher than a year ago due to increased interest costs and increased costs associated with business travel and entertainment and conferences

('000s)
	1Q-22	1Q-21

Revenue	$85,051	$183,599

Investment Banking	$32,975	$116,836
Advisory Fees	$21,905	$35,922
Equities Underwriting	$11,236	$74,582
Fixed Income Underwriting	$1,987	$5,487
Other	$(2,153)	$845

Sales and Trading	$51,603	$66,063
Equities	$35,928	$43,556
Fixed Income	$15,675	$22,507

Other	$473	$700

Total Expenses	$83,885	$133,608
Compensation	$60,223	$111,930
Non-compensation	$23,662	$21,678

Pre-Tax Income	$1,166	$49,991

Compensation Ratio	70.8%	61.0%
Non-compensation Ratio	27.8%	11.8%
Pre-Tax Margin	1.4%	27.2%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share payable on May 27, 2022 to holders of Class A non-voting and Class B voting common stock of record on May 13, 2022
•Compensation expense as a percentage of revenue was higher at 69.9% during the current period versus 68.5% during the same period last year due primarily to higher fixed compensation associated with salary increases granted in an inflationary environment and lower revenue
•The effective tax rate for the current period was 31.2% compared with 25.8% for the prior year period and reflects the Company's estimate of the annual effective tax rate. The effective tax rate for the first quarter of 2022 was negatively impacted by unfavorable permanent items

(In millions, except number of shares and per share amounts)
	1Q-22	1Q-21
Capital
Shareholders' Equity (1)	$814.4	$719.7
Regulatory Net Capital (2)	$440.4	$314.4
Regulatory Excess Net Capital (2)	$411.4	$290.0

Common Stock Repurchases
Repurchases	$16,157,876	$—
Number of Shares	377,313	—
Average Price	$42.82	$—

Period End Shares	12,255,839	12,685,708
Effective Tax Rate	31.2%	25.8%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 93 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended March 31,
	2022	2021	% Change
REVENUE
Commissions	$98,321	$113,471	(13.4)
Advisory fees	115,766	104,496	10.8
Investment banking	38,470	124,501	(69.1)
Bank deposit sweep income	4,354	4,008	8.6
Interest	9,517	8,666	9.8
Principal transactions, net	2,364	10,865	(78.2)
Other	(2,764)	7,275	*
Total revenue	266,028	373,282	(28.7)
EXPENSES
Compensation and related expenses	186,031	255,601	(27.2)
Communications and technology	21,585	20,607	4.7
Occupancy and equipment costs	14,690	15,182	(3.2)
Clearing and exchange fees	5,976	6,275	(4.8)
Interest	2,512	2,647	(5.1)
Other	21,021	20,843	0.9
Total expenses	251,815	321,155	(21.6)

Pre-tax Income	14,213	52,127	(72.7)
Income taxes	4,435	13,469	(67.1)
Net Income	$9,778	$38,658	(74.7)

Less: Net income attributable to non-controlling interest, net of tax	486	—	*
Net income attributable to Oppenheimer Holdings Inc.	$9,292	$38,658	(76.0)

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$0.75	$3.07	(75.6)
Diluted	$0.69	$2.91	(76.3)

Weighted average number of common shares outstanding
Basic	12,467,632	12,579,130	(0.9)
Diluted	13,499,334	13,299,243	1.5
* Percentage not meaningful